                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                        PACIFIC ENTERPRISES
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                        PACIFIC ENTERPRISES
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                                                           555 WEST FIFTH STREET
                                                      LOS ANGELES, CA 90013-1011

WILLIS B. WOOD, JR.
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

                                                                  March 23, 1995

Dear Shareholder:

    On behalf of the Board of Directors, it is a pleasure to invite you to our Annual Meeting of Shareholders to be held in Universal City on May 4. I hope you will find it convenient to attend.

    At the Annual Meeting, shareholders will elect ten directors and vote upon approval of incentive compensation performance goals. Approval of these goals is intended to assure that dividend equivalent and bonus opportunities awarded to executives under our Employee Stock Option Plan (which was approved last year by shareholders) and our Executive Incentive Plan over the next five years will, upon payment, be a deductible compensation expense to Pacific Enterprises for federal income tax purposes. Confidential voting is provided for employee shareholders voting through the company's employee benefit plans and other shareholders may elect confidential voting if they so desire.

    Whether you own a few or many shares and whether or not you plan to attend in person, it is important that your shares be voted at the Annual Meeting. I urge you to complete the enclosed proxy or voting instruction and return it promptly. If you have any questions concerning the Annual Meeting, please call Pacific Enterprises Shareholder Services, 1-800-722-5483.

                                          Very truly yours,

                                          Willis B. Wood, Jr.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The 109th Annual Meeting of Shareholders of Pacific Enterprises will be held on Thursday, May 4, 1995 at 9:30 a.m. in the Universal City Hilton & Towers, 555 Universal Parkway Terrace, Universal City, California. At the Annual Meeting, shareholders will consider the following items of business:

       1. The election of directors.

       2. Approval of performance goals for dividend equivalents.

       3. Approval of performance goals for Executive Incentive Plan.

       4. Such other business as may properly come before the meeting.

    Shareholders of record at the close of business on March 21, 1995 are entitled to notice of and to vote at the Annual Meeting.

    ONLY SHAREHOLDERS OF PACIFIC ENTERPRISES ARE ENTITLED TO ATTEND THE ANNUAL MEETING.

    AN ADMISSION TICKET TO THE ANNUAL MEETING IS PRINTED ON THE INSIDE BACK COVER OF THIS PROXY STATEMENT. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE BRING THIS TICKET WITH YOU. IT WILL ADMIT YOU AND A GUEST OR FAMILY MEMBER TO THE MEETING.

    Shareholders who do not bring an admission ticket to the Annual Meeting must have their share ownership verified to obtain admission. Shareholders of record will be admitted upon verification of record share ownership at the admission desk. Shareholders who own shares through banks, brokerage firms, nominees, employee benefit plans or other account custodians, must present proof of beneficial share ownership (such as a brokerage account or employee benefit plan statement) at the admission desk.

    If you expect to attend the Annual Meeting in person, please check the attendance box provided on the enclosed proxy card or voting instruction. Seating is limited and will be on a first-come, first-served basis. Doors will open at 8:30 a.m.

                                          Thomas C. Sanger, Secretary

March 23, 1995

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Pacific Enterprises........................................................................................           1
Outstanding Shares and Voting Rights.......................................................................           1
Board of Directors.........................................................................................           3
Election of Directors......................................................................................           4
Share Ownership of Directors and Executive Officers........................................................           8
Financial Performance and Shareholder Returns..............................................................           9
Report of the Compensation Committee.......................................................................          11
Executive Compensation.....................................................................................          16
Approval of Incentive Compensation Performance Goals.......................................................          20
Solicitation of Proxies and Voting Instructions............................................................          24
Independent Auditors.......................................................................................          25
Annual Reports.............................................................................................          25
1996 Annual Meeting........................................................................................          25
Other Business.............................................................................................          26

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    Pacific Enterprises is providing this Proxy Statement to shareholders in connection with its Annual Meeting of Shareholders to be held May 4, 1995. It is being mailed to shareholders commencing March 23, 1995.

                              PACIFIC ENTERPRISES

    Pacific Enterprises is a Los Angeles-based utility holding company engaged in supplying natural gas throughout most of Southern and portions of Central California. These operations are conducted through Southern California Gas Company, the nation's largest natural gas distribution utility, which provides gas service through 4.7 million meters to 535 cities and communities in a 23,000-square-mile service territory with a population of 17 million. Through other subsidiaries, Pacific Enterprises is also engaged in interstate and offshore natural gas transmission to serve its utility operations and in alternate energy development.

    Pacific Enterprises was incorporated in California in 1907 as the successor to a corporation organized in 1886. Its principal executive offices are located at 555 West Fifth Street, Los Angeles, California and its telephone number is
(213) 895-5000.

                      OUTSTANDING SHARES AND VOTING RIGHTS

    Shareholders who are present at the Annual Meeting in person or by proxy will be entitled to one vote for each share of Pacific Enterprises Common Stock and Voting Preferred Stock which they held of record on March 21, 1995. On that date 84,541,892 shares of Pacific Enterprises Common Stock and 1,100,353 shares of Pacific Enterprises Voting Preferred Stock were outstanding.

    Pacific Enterprises' bylaws permit each shareholder who desires to do so to elect that his or her identity and individual vote be held confidential. Confidentiality will not apply to the extent that voting disclosure is required by applicable law or is appropriate to assert or defend any claim relating to shareholder voting. Confidentiality also will not apply with respect to any matter for which shareholder votes are solicited in opposition to the nominees or voting recommendations of the Board of Directors unless the persons engaged in the opposition solicitation provide shareholders with voting confidentiality (which, if not otherwise provided, will be requested by Pacific Enterprises) comparable to the voting confidentiality provided by Pacific Enterprises. A shareholder desiring confidential voting must mark the appropriate box and return the enclosed proxy card.

    The employee benefit plans of Pacific Enterprises and its subsidiaries automatically provide for confidential voting by employees participating in the plans. Employees holding shares through these plans need not take any action to obtain confidential voting and may vote their shares by returning the enclosed voting instruction.

    Proxies and voting instructions that are timely received will be voted in the manner directed thereon. If no direction is given, they will be voted, as to the shares for which they are authorized to be voted, in accordance with the recommendations of the Board of Directors. Only votes for or against a particular matter will be counted as votes cast in determining the outcome of that matter.

                               BOARD OF DIRECTORS

    Pacific Enterprises' entire Board of Directors is elected at each Annual Meeting of Shareholders. During 1994, the Board of Directors held eleven meetings.

BOARD COMMITTEES

    The Board of Directors maintains standing Audit, Compensation, Environmental and Social Responsibility, Executive and Nominating Committees.

    THE AUDIT COMMITTEE, which consists entirely of non-officer directors, recommends to the Board of Directors the selection of independent auditors; approves and reviews services and fees of independent auditors; and reviews accounting and financial policies, internal accounting controls and the results of audit engagements. During 1994, the Committee held three meetings.

    THE COMPENSATION COMMITTEE reviews the performance and approves or recommends the compensation of senior management and recommends the adoption of and administers compensation plans in which senior management is eligible to participate. The Committee also considers management succession plans. During 1994, the Committee held six meetings.

    THE ENVIRONMENTAL AND SOCIAL RESPONSIBILITY COMMITTEE reviews and monitors Pacific Enterprises' fulfillment of its responsibilities on environmental matters and other matters of public policy. During 1994, the Committee held two meetings.

    THE EXECUTIVE COMMITTEE may act on all but certain major corporate matters reserved to the Board of Directors. It meets when emergency issues or scheduling make it difficult to assemble the Board of Directors. During 1994, the Committee held one meeting.

    THE NOMINATING COMMITTEE considers and makes recommendations regarding the nominations of directors and the size and composition of the Board of Directors. During 1994, the Committee held one meeting. The Committee will consider shareholder suggestions for nominees for director. Suggestions may be submitted to the Secretary of Pacific Enterprises, P.O. Box 60043, Los Angeles, California 90060-0043. Biographical information concerning the proposed nominee should also be included to assist the Committee in its deliberations.

DIRECTOR COMPENSATION

    Directors who are also officers of Pacific Enterprises or its subsidiaries are not separately compensated for their services as directors or as members of Committees of the Board of Directors. Non-officer directors receive annual retainers of $25,000 and an additional $3,000 for each Committee which they chair. Non-officer directors also receive $900 for each meeting of the Board of Directors or Committee of the Board of Directors which they attend. Directors may defer the receipt of their compensation and earn interest on the amounts deferred.

    Non-officer directors receive retirement benefits commencing upon the later of retirement or attaining age 65. The annual retirement benefit is the sum of the then current annual base retainer and the then current Board meeting fee multiplied by ten and adjusted upward for subsequent increases in the retainer or meeting fee. The benefit continues for a maximum period equal to the director's years of service as a non-officer director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of three members, all of whom are non-officer directors. The members of the Committee are Wilford D. Godbold, Jr., Harold M. Messmer, Jr. and Ignacio E. Lozano, Jr. Throughout 1994, Paul A. Miller also served as a member of the Compensation Committee. Mr. Miller is a former officer of Pacific Enterprises who retired as Chairman of the Board and Chief Executive Officer in 1989.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, ten directors (comprising the entire authorized number of directors) will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The ten director candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors.

    The names of the Board of Directors' ten nominees for election as directors and biographical and shareholding information (see also "Share Ownership of Directors and Executive Officers") regarding each nominee are set forth below. Each nominee is currently a director of both Pacific Enterprises and Southern California Gas Company other than Mr. Stegemeier who is a nominee for election as a director of both companies. Unless otherwise noted, each nominee has held the position set forth beneath his or her name or various positions with the same organization for at least the last five years.

    The proxies and voting instructions solicited by this Proxy Statement will be voted for the election of these nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies and voting instructions may be voted for a substitute nominee designated by the Board of Directors or the authorized number of directors may be reduced.

[PHOTO OF HYLA H. BERTEA]
                  HYLA H. BERTEA,
                  COMMUNITY LEADER.

                  Mrs. Bertea, 54, has been a director of Pacific Enterprises since 1988. She is a realtor with Grubb & Ellis, a real estate sales company. She is Commissioner of the California Horse Racing Board and a Trustee of Lewis & Clark College. For a
number of years she has been involved in leadership positions with various cultural, educational and health organizations in the Orange County and Los Angeles areas. She was a co-commissioner of gymnastics and member of the executive staff for the 1984 Olympics.

Committees:     Audit,                                            Shares: 11,527
                Environmental and Social Responsibility, and
                Nominating

[PHOTO OF HERBERT L. CARTER]
                  HERBERT L. CARTER,
                  EXECUTIVE VICE CHANCELLOR EMERITUS AND TRUSTEE PROFESSOR OF PUBLIC ADMINISTRATION OF THE CALIFORNIA STATE UNIVERSITY SYSTEM.

                  Dr. Carter, 61, has been a director of Pacific Enterprises since 1991. He was President and Chief Executive Officer of
United Way of Greater Los Angeles from 1992 until 1995 and Executive Vice Chancellor of the California State University System from 1974 until 1992. He is a director of Golden State Mutual Insurance Co.; a member of the Board of Councilors of the School of Public Administration, University of Southern California; and a member of the Board of Trustees of Loyola Marymount University.

Committees:     Audit,                                            Shares:    817
                Environmental and Social Responsibility, and
                Nominating

[PHOTO OF RICHARD D. FARMAN]
                  RICHARD D. FARMAN,
                  PRESIDENT AND CHIEF OPERATING OFFICER OF PACIFIC ENTERPRISES.

                  Mr. Farman, 59, has been a director of Pacific Enterprises since 1992. He currently serves as Chairman of KCET Public Service Television and Co-Chair of Progress L.A., Inc. He is a
director and executive committee member of the Los Angeles Area Chamber of Commerce, and director of Union Bank and Sentinel Group Funds, Inc. He is a past chairman of the American Gas Association and of the Natural Gas Council, and holds membership in the Pacific Coast Gas Association and the National Petroleum Council.

Committees:     Environmental and Social Responsibility and       Shares: 99,473
                Executive

[PHOTO OF WILFORD D. GODBOLD JR.]
                  WILFORD D. GODBOLD, JR.,
                  PRESIDENT, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF ZERO CORPORATION, AN INTERNATIONAL MANUFACTURER OF ENCLOSURES AND COOLING EQUIPMENT FOR THE ELECTRONICS MARKET, AND OF AIR CARGO AND AIR FREIGHT ENCLOSURES.

Mr. Godbold, 56, has been a director of Pacific Enterprises since 1990. He is also a director of Santa Fe Pacific Pipelines, Inc.; past Chairman of the Board of Directors of the California State Chamber of Commerce; Chairman of the Executive Committee of The Employer's Group; a member of the Board of Trustees of the 4 A's Foundation and The Wellness Community; and a member of the Council on California Competitiveness. He is past President of the Board of Trustees of Marlborough School.

Committees:     Audit,                                            Shares:  2,000
                Compensation, and Executive

[PHOTO OF IGNACIO E. LOZANO JR.]
                  IGNACIO E. LOZANO, JR.,
                  EDITOR-IN-CHIEF OF LA OPINION, A SPANISH LANGUAGE DAILY NEWSPAPER. DURING 1976 AND 1977 MR. LOZANO SERVED AS UNITED STATES AMBASSADOR TO EL SALVADOR.

                  Mr. Lozano, 68, has been a director of Pacific Enterprises since 1978. He is also a director of BankAmerica Corporation,
Bank of America NT&SA, The Walt Disney Company, Pacific Mutual Life Insurance Company, the Santa Anita Foundation, the Youth Opportunities Foundation and South Coast Repertory Theatre. He is a trustee of the University of Notre Dame. He is a member of the California Press Association and the Los Angeles Press Club.

Committees:     Audit,                                            Shares:  1,337
                Compensation, Environmental and Social
                Responsibility, and Executive

[PHOTO OF HAROLD M. MESSMER JR.]
                  HAROLD M. MESSMER, JR.,
                  CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF ROBERT HALF INTERNATIONAL INC., A PERSONNEL SERVICE FIRM SPECIALIZING IN THE ACCOUNTING, FINANCIAL, BANKING AND INFORMATION SYSTEMS FIELDS.

                  Mr. Messmer, 49, has been a director of Pacific Enterprises since 1991. He is also a director of Airborne Freight Corporation, Health Care Property Investors, Inc., NationsBank of North Carolina, N.A., and Spieker Properties, Inc. He is an active member of the Young Presidents' Organization and serves on the board of several civic and educational groups, including the San Francisco Bay Area Council and the San Francisco Boys and Girls Club. He is a trustee of Sacred Heart School.

Committees:     Audit,                                            Shares:  1,000
                Compensation, and Nominating

[PHOTO OF PAUL A. MILLER]
                  PAUL A. MILLER,
                  RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF PACIFIC ENTERPRISES; CHAIRMAN OF THE EXECUTIVE COMMITTEE OF PACIFIC ENTERPRISES.

                  Mr. Miller, 70, has been a director of Pacific Enterprises since 1952. He is also a director of Newhall Management
Corporation, Wells Fargo & Company, Wells Fargo Bank, N.A., and a trustee of Mutual Life Insurance Company of New York and the University of Southern California.

Committees:     Executive                                         Shares: 12,586

[PHOTO OF RICHARD J. STEGEMEIER]
                  RICHARD J. STEGEMEIER,
                  CHAIRMAN OF THE BOARD OF DIRECTORS OF UNOCAL CORPORATION.

                  Mr. Stegemeier, 66, is a direc-
                  tor of First Interstate Bancorp,
                  Foundation  Health Corporation,  Halliburton Company, Northrop
                  Grumman Corporation and Outboard Marine Corporation. He joined
Unocal in 1951 as a research engineer, holding increasingly important operational responsibilities in petroleum exploration and production in California and the Far East. He was named President and Chief Operating Officer of Unocal in 1985, President and Chief Executive Officer in 1988, and Chairman of the Board in 1989. He retired as an employee and executive officer of Unocal in April 1994.

                                                                  Shares:  1,000

[PHOTO OF DIANA L. WALKER]
                  DIANA L. WALKER,
                  IS A PARTNER IN THE LOS ANGELES BASED LAW FIRM OF O'MELVENY & MYERS.

                  Mrs. Walker, 53, has been a director of Pacific Enterprises since 1989. She is a director of United Way of Greater Los Angeles and a former trustee of Marlborough School. She has served on various professional organizations. O'Melveny & Myers, of whom Mrs. Walker is a partner, provides legal services to Pacific Enterprises.

Committees:     Audit, Environmental and Social                   Shares:    500
                Responsibility, and Nominating

[PHOTO OF WILLIS B. WOOD JR.]
                  WILLIS B. WOOD, JR.,
                  CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF PACIFIC ENTERPRISES.

                  Mr. Wood, 60, has been a director of Pacific Enterprises since 1989. He is also a director of Great Western Financial Corporation, Great Western Bank, the California Medical Center
Foundation, the California State Chamber of Commerce,the National Association of Manufacturers, the Los Angeles World Affairs Council and the Automobile Club of Southern California; Vice Chairman of the Board of Trustees of Harvey Mudd College and a trustee of the Southwest Museum; and a member of the California Business Roundtable.

Committees:     Executive                                        Shares: 184,344

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of Pacific Enterprises Common Stock beneficially owned as of March 21, 1995 by each director and nominee, the chief executive officer and the four other most highly compensated executive officers of Pacific Enterprises and, as a group, all such persons and all other executive officers.

                                                                      NUMBER OF SHARES
NAME                                                                  OF COMMON STOCK
- -------------------------------------------------------------------  ------------------
Hyla H. Bertea (#1)................................................           11,527
Herbert L. Carter (#2).............................................              817
Richard D. Farman (#3).............................................           99,473
Wilford D. Godbold, Jr.............................................            2,000
Lloyd A. Levitin (#3)..............................................          109,240
Leslie E. LoBaugh, Jr. (#3)........................................           36,803
Ignacio E. Lozano, Jr. (#1)........................................            1,337
Harold M. Messmer, Jr..............................................            1,000
Paul A. Miller (#4)................................................           12,586
Warren I. Mitchell (#3)............................................           49,001
Joseph R. Rensch (#5)..............................................           26,296
Richard J. Stegemeier..............................................            1,000
Diana L. Walker....................................................              500
Willis B. Wood, Jr. (#3)...........................................          184,344
All Directors and Executive Officers as a group
 (19 persons) (#3).................................................          640,999

- ----------
#1 Includes shares held by spouse. Such shares total 4,100 shares for Mrs. Bertea and 500 shares for Mr. Lozano.
#2   Includes 37 shares held as guardian.
#3 Includes shares issuable upon exercise of employee stock options that are exercisable prior to May 31, 1995. Such option shares total 82,000 shares for Mr. Farman, 94,000 shares for Mr. Levitin, 34,360 shares for Mr. LoBaugh, 45,100 shares for Mr. Mitchell, 157,000 shares for Mr. Wood and 498,260 shares for all executive officers as a group.
#4   Includes 1,200 shares held as co-special administrator and co-executor.
#5   Mr. Rensch will retire as a director at the Annual Meeting.

    The shares of Pacific Enterprises Common Stock owned by all directors and executive officers as a group represent less than 1% of the outstanding voting shares.

    THE FOLLOWING INFORMATION CONTAINED UNDER THE CAPTIONS "FINANCIAL PERFORMANCE AND SHAREHOLDER RETURNS" AND "REPORT OF THE COMPENSATION COMMITTEE" SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHALL NOT BE DEEMED TO BE INCORPORATED INTO ANY FILING BY PACIFIC ENTERPRISES UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 IN THE ABSENCE OF SPECIFIC REFERENCE TO SUCH INFORMATION AND CAPTIONS.

                 FINANCIAL PERFORMANCE AND SHAREHOLDER RETURNS

    Pacific Enterprises' return to profitability continued in 1994 with increased dividends but slightly lower earnings resulting primarily from the absence of a one-time tax benefit that increased 1993 earnings. This was accomplished through the continued strong performance of Southern California Gas Company which achieved a return on equity of 12.3%, compared with 11% authorized by the California Public Utilities Commission, marking the twelfth consecutive year in which it has achieved or exceeded its authorized rate of return on rate base.

    Prior to 1993, Pacific Enterprises experienced several years of unsatisfactory performance as a result of losses from non-utility operations. Substantially all of these operations were sold during 1992 and early 1993 as part of a new strategic plan to refocus on natural gas utility operations. Proceeds from these sales and a public offering of Common Stock were applied to retire substantially all non-utility debt and a quasi-reorganization was effected for financial reporting purposes to adjust remaining non-utility assets to fair value and eliminate an accumulated deficit in retained earnings.

    Pacific Enterprises' financial results have been reflected in its stock price performance and total return to shareholders as shown in the graphs on the following page. These graphs compare the market value over the last two and five years (assuming reinvestment of dividends) of an initial $100 investment in Pacific Enterprises Common Stock at the beginning of each period with an identical investment in a weighted basket of stocks comprising the Standard & Poor's 500 Stock Index and indices of diversified/ integrated gas utilities and gas distribution utilities developed by the American Gas Association. Pacific Enterprises believes comparisons of its performance with that of the diversified/integrated gas utilities index are appropriate for years prior to 1993 and comparisons with the gas distribution utilities index more appropriate for 1993 and subsequent years.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                                               1990   1991   1992   1993   1994
                                               ----   ----   ----   ----   ----
Pacific Enterprises.........................   $ 84   $ 61   $ 44   $ 58   $ 55
S & P 500...................................     97    123    136    150    152
AGA Gas Distribution Utilities..............    101    126    147    170    155
AGA Diversified/Integrated Gas Utilities....     89     78     82     93     81

                COMPARISON OF TWO YEAR CUMULATIVE TOTAL RETURN**

                                          1993      1994
                                         -------   -------
Pacific Enterprises...................   $   131   $   125
S & P 500.............................       110       111
AGA Gas Distribution Utilities........       116       106
AGA Diversified/Integrated Gas
 Utilities............................       113        99

- ---------
 *    Assumes $100 invested on January 1, 1990 and all dividends reinvested.

**    Assumes $100 invested on January 1, 1993 and all dividends reinvested.

    The companies comprising the American Gas Association's diversified/integrated gas utilities group are Chesapeake Utilities, Columbia Gas System, Consolidated Natural Gas, Eastern Enterprises, Energen Corporation, Enserch Corporation, Equitable Resources, K N Energy, Inc., Nicor Inc., Noram Energy, Oneok Inc., Pacific Enterprises, Pennsylvania Enterprises, Questar Corporation, South Jersey Industries, Southwest Gas Corporation, UGI Corporation, Valley Resources, Inc., Washington Energy and Wicor, Inc.

    The companies comprising the American Gas Association's gas distribution utilities group are Atlanta Gas Light Co., Atmos Energy Corporation, Bay State Gas Company, Brooklyn Union Gas Co., Cascade Natural Gas Corp., Colonial Gas Company, Connecticut Energy Corp., Connecticut Natural Gas, Delta Natural Gas Co., Inc., Energynorth, Inc., Energywest, Essex County Gas Company, Indiana Energy, Inc., MCN Corporation, Mobile Gas Service Corp., New Jersey Resources Corp., North Carolina Natural Gas, Northwest Natural Gas Co., NUI Corporation, Peoples Energy Corporation, Piedmont Natural Gas Co., Providence Energy Corp., PS Co of North Carolina, Southern Union Company, United Cities Gas Company, Washington Gas Light Co., and Yankee Energy System, Inc.

    The factors affecting Pacific Enterprises future performance are discussed under the caption "Financial Review -- Management's Discussion and Analysis" in Pacific Enterprises 1994 Annual Report to Shareholders and in the financial statements appearing on pages 20 through 47 of the Annual Report.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee reviews management compensation levels, evaluates management performance, and considers management succession and related matters. The Committee also administers Pacific Enterprises' various executive incentive plans.

    Each year the Compensation Committee reviews and approves a compensation plan for Pacific Enterprises' executive officers. The plan is developed in conjunction with independent compensation consultants and includes a review of compensation practices of large gas and electric utilities (including several companies included in the American Gas Association's index of gas distribution utilities) and gas transmission companies throughout the United States, a review of the performance of these companies and Pacific Enterprises, and subjective judgments as to the past and expected future contributions of Pacific Enterprises' individual executives.

    Base salaries are reviewed annually and adjustments are also considered upon changes in executive responsibilities. Annual bonus opportunity levels are developed and payment of bonuses tied to Pacific Enterprises' success in achieving a rate of return on equity derived from that authorized for Southern California Gas Company by the California Public Utilities Commission. Longer term incentive compensation is provided by annual grants of employee stock options which closely relate compensation to shareholder returns.

COMPENSATION CONSULTANTS

    To assist in performing its functions, the Compensation Committee retains Hewitt Associates, a nationally recognized consulting firm specializing in executive compensation issues. Hewitt Associates assists the Committee in formulating executive compensation policies and advises the Committee on programs and practices to implement policies adopted by the Committee. In doing so, Hewitt Associates prepares and reviews with the Committee surveys and other materials reflecting executive compensation policies of other companies and other factors (including relative performance and general economic conditions) which they deem relevant.

COMPENSATION POLICY

    Throughout 1992 and in prior years, Pacific Enterprises owned major non-utility operations in retailing and in oil and gas exploration and production. Consequently, in previous years, the Compensation Committee implemented policies intended to provide levels of executive compensation competitive with general industry levels for other California companies. These levels were, in general, above those for energy utility companies and reflected the diversified nature of Pacific Enterprises' business.

    Substantially all non-utility operations were sold in 1992 and early 1993 as part of a strategic plan to refocus on natural gas utility operations. Consequently, the Compensation Committee has adopted a policy that overall compensation (salary, targeted annual bonuses and the grant-date estimated value of annual employee stock option awards) for executive officers generally should approximate the mid-point of overall compensation for similar levels of responsibility and performance at large energy utilities and gas transmission companies. However, consistent with its goal of aligning compensation with performance, the committee has adopted programs which afford the flexibility to compensate executives at competitive levels and recognize exceptional results through incentive-based compensation.

    Comparable levels for salaries and annual bonuses have been achieved through salary freezes and reductions in bonus opportunities. However, long-term incentive compensation (the grant-date estimated value of annual employee stock option grants) is currently somewhat below comparable levels.

    The Compensation Committee believes its policies appropriately align the financial interests of Pacific Enterprises' executives with those of shareholders. All elements of executive compensation are now at or below levels comparable to other large energy utilities and gas transmission companies for comparable levels of performance in 1994. In addition, amounts paid as annual bonuses and the realized value of stock options is highly variable and closely tied to corporate performance. As a consequence, much of an executive officer's compensation is "at risk" with the targeted value of annual bonuses and the grant-date estimated value of annual employee stock option awards intended to contribute from about 25% to 50% of total annual compensation.

    As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax consequences to Pacific Enterprises and its executives of the form and
amount   of  executive  compensation  and  considers  various  alternatives  for
preserving  the  tax   deductibility  of  executive   compensation  to   Pacific
Enterprises to the extent reasonably practicable and consistent with the Committee's other compensation objectives. Consequently, the Committee is requesting that shareholders approve performance goals for the payment of bonuses and dividend equivalents (see "Approval of Incentive Compensation Performance Goals"). Shareholder approval is intended to assure that bonus and dividend equivalent opportunities awarded over the next five years will, upon payment, be a tax deductible compensation expense to Pacific Enterprises.

    The tax consequences of various forms and amounts of executive compensation, including tax deductibility to Pacific Enterprises, may depend upon the timing of payment or vesting or exercise of previously granted rights and interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control. Consequently, for these and other reasons, the Committee will not necessarily and in all circumstances limit executive compensation to forms and amounts which may be deductible to Pacific Enterprises for tax purposes.

COMPENSATION AWARDS

    Pacific Enterprises' return to profitability, which commenced in 1993, continued in 1994 with increased dividends but slightly lower earnings resulting primarily from the absence of a one-time tax benefit that increased 1993 earnings. Prior to 1993, Pacific Enterprises experienced several years of unsatisfactory performance as a result of losses from non-utility operations. These financial results and a related financial restructuring (including the divestiture of non-utility operations) have been reflected in Pacific Enterprises returns to shareholders (see "Financial Performance and Shareholder Returns") and in the compensation of Pacific Enterprises' executives.

    SALARIES

    Through 1993, salaries for executive officers were generally frozen at 1991 levels except for adjustments to reflect changes in executive responsibilities. Mr. Wood received a 10% salary increase upon becoming Chairman of the Board in September of 1992. Reflecting a policy to place more chief executive compensation "at risk", he was awarded an 80,000-share stock option grant in 1993, but he did not receive a salary increase for 1993 or 1994.

    Messrs. Farman and Mitchell, whose performance was evaluated based upon that of Southern California Gas Company of which they were the Chief Executive Officer and President, respectively, received salary increases for 1992 and 1993 based upon the superior performance of utility operations. Mr. Farman (who received a promotional increase in September 1993 upon becoming President of Pacific Enterprises) did not receive a salary increase for 1994. Other executive officers were awarded salary increases for 1994 averaging 5.3%.

    BONUSES

    The Compensation Committee establishes annual target bonus award opportunities for executive officers at the midpoint for bonuses for comparable levels of responsibility and performance at other large energy utilities and gas transmission companies. Target award levels for superior corporate and individual performance for 1994 ranged from 45% of base salary for the Chief Executive Officer and the President to 30% of base salary for Vice Presidents with maximum award levels for extraordinary performance ranging from 67.5% to 45% of base salary.

    In evaluating performance and determining annual bonuses for 1992 and 1993, the Compensation Committee took particular note of Pacific Enterprises' success in developing and implementing a strategic plan and financial restructuring program that in 1993 returned Pacific Enterprises to profitability and permitted the resumption of dividends.

    The development and initial implementation of the strategic restructuring program in 1992 resulted in the Compensation Committee paying annual bonuses to Mr. Wood and other executive officers for that year based upon their superior individual performance but in amounts substantially below target levels due to Pacific Enterprises' unsatisfactory financial performance for the year. In addition, the continued superior performance of Southern California Gas Company for 1992 resulted in paying maximum annual bonuses to Messrs. Farman and Mitchell.

    For 1993 and 1994, the success of the restructuring and continued superior performance of Southern California Gas Company resulted in Pacific Enterprises achieving returns on equity of 19.1% and 14.3%, respectively. These returns were substantially above the rates of return for Southern California Gas Company authorized by the California Public Utilities Commission and the target returns established by the Compensation Committee for the payment of annual bonuses. These superior returns, together with favorable assessments of the contributions of individual executive officers to achieving them, resulted in paying to Mr. Wood and other executive officers maximum or near maximum bonuses for each of these two years.

    STOCK OPTIONS

    To provide long-term incentive compensation and in lieu of cash compensation, the Compensation Committee relies exclusively upon awards of stock options, the ultimate realizable value of which closely equates compensation to shareholder returns. Stock options are granted with an exercise price that is not less than the fair market value of the option shares at the date of the grant. They are typically granted for a ten-year term and vest in equal cumulative annual installments over a three to five-year period with vesting and exercisability subject only to continuing employment.

    In awarding stock options, the Compensation Committee sizes option grants to provide a grant-date estimated value at the approximate midpoint for option and other long-term incentive awards provided by large energy utilities and gas transmission companies for comparable levels of responsibility. Since the Compensation Committee uses only stock options to provide long-term incentive compensation, option awards are typically larger than those at otherwise comparable companies that provide additional forms of long-term compensation.

    During 1994, Messrs. Wood and Farman were awarded options having a grant-date estimated value of $179,400 (60,000 shares) and $104,650 (35,000 shares), respectively. They each received somewhat larger valued annual stock option awards in 1993 and 1992. Mr. Farman also received an additional award of 50,000 option shares with a grant-date estimated value of $148,500 upon becoming President of Pacific Enterprises in 1993. In each of these years smaller option awards were also made to other executive officers.

                                          COMPENSATION COMMITTEE
                                          Harold M. Messmer, Jr., Chairman
                                          Wilford D. Godbold, Jr.
                                          Ignacio E. Lozano, Jr.
                                          Paul A. Miller

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid by Pacific Enterprises and its subsidiaries to those persons who were, at December 31, 1994, Pacific Enterprises' chief executive officer and its other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                                           ------------------------  -------------------------------
                                                                                             AWARDS          PAYOUTS
                                                                                     ----------------------  -------
                                                                                                   SHARES
                                                                                     RESTRICTED  UNDERLYING            ALL OTHER
                                                                                       STOCK      OPTIONS/    LTIP    COMPENSATION
              NAME AND PRINCIPAL POSITIONS                 YEAR   SALARY    BONUS      AWARDS       SARS     PAYOUTS    (#1)(#2)
- ---------------------------------------------------------  ----  --------  --------  ----------  ----------  -------  ------------
Willis B. Wood, Jr.
 Chairman and Chief                                        1994  $641,000  $428,626  $    -0-        60,000  $  -0-   $    72,658
 Executive Officer of Pacific                              1993  $641,000  $511,438  $    -0-        80,000  $  -0-   $    57,808
 Enterprises and Presiding Director of Southern            1992  $601,000  $164,000  $    -0-       100,000  $  -0-   $    66,100
 California Gas Company (#3)
Richard D. Farman
 President of Pacific                                      1994  $436,000  $290,250  $    -0-        35,000  $  -0-   $    62,134
 Enterprises and Chief                                     1993  $412,000  $267,525  $    -0-        90,000  $  -0-   $    50,153
 Executive Officer of Southern                             1992  $381,000  $254,000  $    -0-        35,000  $  -0-   $    56,694
 California Gas Company (#3)
Lloyd A. Levitin
 Executive Vice President                                  1994  $356,000  $210,000  $    -0-           -0-  $  -0-   $    51,469
 and Chief Financial Officer                               1993  $341,000  $226,126  $    -0-        40,000  $  -0-   $    63,009
 of Pacific Enterprises and Southern California Gas        1992  $341,000  $ 75,000  $    -0-        50,000  $  -0-   $    72,110
 Company (#4)
Warren I. Mitchell
 President of                                              1994  $291,000  $171,000  $    -0-        25,000  $  -0-   $     6,803
 Southern California                                       1993  $271,000  $154,200  $    -0-        32,000  $  -0-   $     8,243
 Gas Company                                               1992  $251,000  $147,000  $    -0-        25,000  $  -0-   $     7,649
Leslie E. LoBaugh, Jr.
 Vice President and                                        1994  $251,000  $110,250  $    -0-        10,000  $  -0-   $     7,698
 General Counsel of Pacific                                1993  $241,000  $141,000  $    -0-        24,000  $  -0-   $     3,863
 Enterprises and Southern California Gas Company           1992  $241,000  $ 35,000  $    -0-        30,000  $  -0-   $    11,809

- ---------
#1 Consists of interest accruals on deferred compensation above 120% of the applicable federal rate, the dollar value of insurance premiums paid with respect to the term portion of life insurance and employer contributions to defined contribution plans. Such interest accruals, insurance premiums and contributions for 1994 were, respectively, $65,966, $2,192 and $4,500 for Mr. Wood; $56,117, $1,517 and $4,500 for Mr. Farman; $45,752, $1,217
      and $4,500 for Mr. Levitin; $1,291, $1,012 and $4,500 for Mr. Mitchell; and $4,590, $858 and $2,250 for Mr. LoBaugh.
#2 Life insurance policies have been purchased for each of the executive officers named above (other than Mr. Mitchell) under arrangements providing for offsets of supplemental pension benefits by the cash surrender value of the policies. If Mr. LoBaugh had become entitled to the cash surrender value of his policy at December 31, 1994, he would have received benefits which would have exceeded his supplemental pension benefits by $621,305.
#3 Mr. Wood and Mr. Farman subsequently relinquished their positions at Southern California Gas Company to devote full-time to their responsibilities at Pacific Enterprises.
#4 Mr. Levitin will retire during the second quarter of 1995. Upon retirement, he will receive a payment of $1,027,000, his supplemental medical benefits will be continued for 18 months and all stock options previously granted to him will become fully vested. For six months thereafter, he will provide consulting services to Pacific Enterprises of up to 40 hours per month for which he will not be additionally compensated and, upon the request of Pacific Enterprises, additional consulting ser-vices for which he would be compensated at his rate in effect at retirement.

STOCK OPTIONS

    The following table sets forth information regarding stock options granted during 1994.

                             OPTION/SAR GRANTS (#1)

                                                             PERCENT OF                                GRANT DATE
                                             NUMBER OF     TOTAL OPTIONS/                            BLACK-SCHOLES
                                               SHARES       SARS GRANTED                               ESTIMATED
                                             UNDERLYING     TO EMPLOYEES    EXERCISE    EXPIRATION      PRESENT
NAME                                        OPTIONS/SARS      IN 1994         PRICE        DATE        VALUE(#2)
- -----------------------------------------  --------------  --------------  -----------  -----------  --------------
Willis B. Wood, Jr.......................        60,000           11%       $   21.50      2/29/04    $    179,400
Richard D. Farman........................        35,000            7%       $   21.50      2/29/04    $    104,650
Lloyd A. Levitin.........................       -0-               -0-                                     -0-
Warren I. Mitchell.......................        25,000            5%       $   21.50      2/29/04    $     74,750
Leslie E. LoBaugh, Jr. ..................        10,000            2%       $   21.50      2/29/04    $     29,900

- ---------
#1 All options are to purchase shares of Pacific Enterprises Common Stock; were granted at an exercise price of 100% of the fair market value of the option shares on the date of grant; are for a ten-year term, subject to earlier expiration upon termination of employment; and become exercisable in cumulative annual installments of 20% of the shares initially subject to the option on each of the first five anniversaries of the date of grant. The Compensation Committee of the Board of Directors may, in its discretion, permit alternative settlement of stock options by payment to the optionee of an amount (in cash or shares of Pacific Enterprises Common Stock of equivalent market value) not exceeding the difference between the exercise price and the then fair market value of the option shares. Upon a change in control in Pacific Enterprises, the time periods relating to the exercise of stock options will be accelerated and, upon the request of the optionee, Pacific Enterprises will purchase the option for an amount in cash equal to the amount which could be realized upon the exercise thereof.

#2 Options are valued using a Black-Scholes based model. The model assumes a ten-year option term, a stock price volatility of .228, a risk-free rate of return of 6.48%, and an annual dividend yield of 5.58%. Adjustments were made based on actuarial assumptions regarding termination of employ-ment both prior to option vesting and prior to the expiration of the ten-year option term. These modifications reduce estimated values by approximately 13% and 10% respectively. Options will have no actual value unless, and then only to the extent that, the stock price appreciates from the grant date to the exercise date. If the named officers realize the grant date values, total shareholder value will have appreciated by approximately $253 million, and the value of the named officers' options will be 0.15% of the total shareholder appreciation.

    The following table sets forth information regarding stock options exercised in 1994 and the value of stock options outstanding at December 31, 1994.

                   OPTION/SAR EXERCISES AND OPTION/SAR VALUES

                                                                 NUMBER OF
                                     OPTIONS/SARS            SHARES UNDERLYING            VALUE OF UNEXERCISED
                                  EXERCISED IN 1994       UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTION/SARS
                                ----------------------    AT DECEMBER 31, 1994(#1)        AT DECEMBER 31, 1994
                                  SHARES       VALUE    ----------------------------  ----------------------------
NAME                             ACQUIRED    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------  -----------  ---------  ------------  --------------  ------------  --------------
Willis B. Wood, Jr............      -0-         -0-         109,000        191,000     $   80,000    $    120,000
Richard D. Farman.............      -0-         -0-          60,600        131,400     $   28,000    $     42,000
Lloyd A. Levitin..............      -0-         -0-          49,600         72,400     $   40,000    $     60,000
Warren I. Mitchell............      -0-         -0-          35,200         66,100     $   10,000    $     30,000
Leslie E. LoBaugh, Jr.........      -0-         -0-          32,560         50,200     $   24,000    $     36,000

- ---------
#1    The exercise price of outstanding options ranges from $19 1/4 to $50 7/8.

PENSION BENEFITS

    The following table sets forth estimated annual pension benefits, including supplemental pension benefits, payable upon retirement at age 65 to Pacific Enterprises' executive officers (based upon payment of benefits as a straight life annuity after maximum offset for social security benefits but without offset for any other benefits) in various compensation and years-of-service classifications.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE (#2)
                                        ---------------------------------------------------------------
          REMUNERATION (#1)              15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
        ----------------------          -----------  -----------  -----------  -----------  -----------
$ 200,000.............................  $    93,000  $   115,000  $   117,500  $   120,000  $   122,500
  400,000.............................      195,000      235,000      240,000      245,000      250,000
  600,000.............................      295,000      355,000      362,500      370,000      377,500
  800,000.............................      395,000      475,000      485,000      495,000      505,000
 1,000,000............................      495,000      595,000      607,500      620,000      632,500
 1,200,000............................      595,000      715,000      730,000      745,000      760,000

- ---------
#1 Average salary for highest three consecutive years of service and average of three highest annual bonuses during the last ten years of service.
#2 Years of service number 34 for Mr. Wood, 16 for Mr. Farman, 22 for Mr. Levitin, 36 for Mr. Mitchell, and 19 for Mr. LoBaugh.

              APPROVAL OF INCENTIVE COMPENSATION PERFORMANCE GOALS

    At the Annual Meeting, shareholders will be requested to approve the material terms of performance goals for the payment of dividend equivalents upon the exercise of stock options granted under Pacific Enterprises' Employee Stock Option Plan (which was approved last year by shareholders) and the payment of bonuses under Pacific Enterprises' Executive Incentive Plan. Shareholder approval of these performance goals is intended to assure that bonus and dividend equivalent opportunities awarded under these plans over the next five years will, upon payment, be a tax deductible compensation expense to Pacific Enterprises for federal income tax purposes.

                         THE BOARD OF DIRECTORS AND ITS
                    COMPENSATION COMMITTEE RECOMMEND A VOTE
                     FOR APPROVAL OF THE PERFORMANCE GOALS
                        FOR THE EXECUTIVE INCENTIVE PLAN
                            AND DIVIDEND EQUIVALENTS

    Approval of these performance goals, which will be voted upon separately with respect to the Executive Incentive Plan and dividend equivalents, requires the favorable vote of the holders of a majority of the votes cast.

BACKGROUND

    For many years, Pacific Enterprises has maintained incentive compensation programs designed to encourage high levels of employee performance on both a short-term and long-term basis. Shorter-term incentives have been provided through an Executive Incentive Plan permitting the payment of bonuses based upon the attainment of corporate and individual performance goals. For longer-term incentives, increasing reliance has been placed upon employee stock options with shareholders last year approving an Employee Stock Option Plan permitting the payment of dividend equivalents upon the exercise of options granted under the plan.

    Last year amendments to the federal income tax laws became effective which limit to $1 million the annual amount that publicly-held corporations may deduct for compensation paid to certain executive officers. However, this limitation does not apply with respect to compensation that qualifies as performance based compensation.

    Consequently, Pacific Enterprises has adopted amendments to its Executive Incentive Plan and adopted an administrative guide for its Employee Stock Option Plan that are intended to qualify bonus and dividend equivalent compensation paid under these plans as performance based and thus deductible to Pacific Enterprises for federal income tax purposes. To qualify as performance based, the material terms of performance goals for the payment of bonus and dividend equivalent compensation also must periodically be disclosed to and approved by shareholders. Shareholder approval of these goals, the material terms of which are set forth below, will be considered at the Annual Meeting.

EXECUTIVE INCENTIVE PLAN

    Pacific Enterprises' Executive Incentive Plan permits the payment of bonuses to senior officers of Pacific Enterprises and its subsidiaries based upon the attainment of corporate financial objectives. There are currently approximately ten officers whose positions and responsibilities result in their consideration for participation in the plan.

    The Executive Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Committee selects those officers who are to participate in the plan and establishes objective financial performance goals, the outcome of which are substantially uncertain, and a related performance period (typically a fiscal year) to measure corporate, business unit or individual performance and to determine the extent, if any, to which bonuses for the performance period will be paid under the plan. These performance goals may consist of any one or more of earnings; cash flow; return on equity, assets, investment or capital; economic value added; shareholder returns; equity; indebtedness; revenues; sales; costs; or stock price.

    For each performance goal, the Committee also establishes performance levels and related bonus opportunities for employees participating in the plan. Performance levels and bonus opportunities may vary with the individual officer's level of responsibility and other factors that the Committee considers to be appropriate. The Committee may also retain the authority to terminate an officer's bonus opportunity at any time during the related performance period and, at the end of the performance period, to reduce (but not to increase) the amount of any bonus that would otherwise become payable under the plan based upon the Committee's assessment of the officer's individual performance and other factors.

    No bonuses are paid under the plan unless the minimum performance level pre-established by the Committee is attained for the related performance period. Bonus opportunities increase for performance above the minimum performance level to a maximum bonus that may not exceed the lesser of 150% of the officer's base salary for the performance period or $75,000 multiplied by the number of months in the performance period. Bonuses are paid promptly following the Committee's certification of attainment of the related performance levels and its determination under any previously reserved authority to reduce bonus amounts.

    The amount of bonuses that will be paid under the plan is not now determinable. However, for 1995, the Compensation Committee has established for the Chief Executive Officer and the President a maximum bonus opportunity under the Executive Incentive Plan of 95% of base salary at April 1, 1995. Performance goals and levels vary for other officers with maximum bonus opportunities ranging from 52.5% to 60% of such base salary.

DIVIDEND EQUIVALENTS

    Last year, shareholders approved an Employee Stock Option Plan that permits the grant of options (together with dividend equivalents) to purchase shares of Pacific Enterprises Common Stock to officers and other employees of Pacific Enterprises and its subsidiaries. The maximum number of shares as to which options may be granted under the plan in any calendar year is limited (subject to adjustments to reflect recapitalizations, reorganizations and similar transactions) on an individual employee basis to 75,000 shares and on an aggregate basis to 1% of the shares of Pacific Enterprises Common Stock outstanding at the beginning of the year. There are currently approximately 120 employees whose positions and responsibilities result in their consideration for the grant of options under the plan.

    The Employee Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The option price of each share subject to an option and the term of the option and any related vesting schedule are determined by the Committee but the option price may not be less than 100% of the fair market value of the shares on the date the option is granted. Each option may be granted with or without dividend equivalents payable upon the exercise of the option and is subject to such additional terms and conditions as may be imposed by the Committee at the time the option is granted.

    The Compensation Committee, upon granting an option under the Employee Stock Option Plan, may provide for the payment of dividend equivalents upon the exercise of the option. Dividend equivalents are amounts equal to the amount of dividends that would have been paid on shares as to which an option is exercised had the shares been outstanding from the date the option was granted. Dividend equivalents, if granted, are paid only upon exercise of the related stock option and the Committee, at the time of granting the option, may limit amounts payable as dividend equivalents (for example, by limiting the maximum or per share amount or the percentage of dividends as to which or the period during which dividend equivalents may accrue) and may impose individual or corporate performance conditions on their payment.

    Stock options that are granted under the Employee Stock Option Plan without dividend equivalents qualify as performance-based compensation without the necessity for amendments to the plan or further shareholder approval. To qualify dividend equivalents, and stock options with which they are granted, as performance-based compensation, the Committee has adopted an administrative guide with respect to the payment of dividend equivalents which is more restrictive than otherwise required by the plan and is seeking shareholder approval of related performance goals.

    The Compensation Committee selects from employees who are to be granted stock options those employees whose options are also to be granted with dividend equivalents. It also establishes objective financial performance goals, the outcome of which are substantially uncertain, and a related performance period to measure corporate, business unit or individual performance and to determine the extent, if any, to which dividend equivalents will be paid upon the exercise of the related stock options. This performance period (typically three years) may be substantially shorter than the term of the related option (typically ten years) and the period during which dividend equivalents may accrue. The performance goals may consist of any one or more of earnings; cash flow; return on equity, assets, investment or capital; economic value added; shareholder returns; equity; indebtedness; revenues; sales; costs; or stock price.

    For each performance goal, the Committee also establishes performance levels and related dividend equivalent opportunities for employees granted options with dividend equivalents. Performance levels and dividend equivalent opportunities may vary with the individual employee's level of responsibility and other factors that the Committee considers to be appropriate. The Committee may also retain the opportunity at the end of the performance period to reduce (but not to increase) the amounts that would otherwise become payable as dividend equivalents based upon the Committee's assessment of the participant's individual performance and other factors.

    No dividend equivalents are paid unless the minimum performance level pre-established by the Committee is attained for the related performance period. Dividend equivalent opportunities increase for performance above the minimum performance level to a maximum equal to the full amount of dividends that would have been paid on the shares as to which the related option is exercised had the shares been outstanding from the date the option was granted until the date it is exercised. Amounts payable as dividend equivalents are paid only upon exercise of the related option and only in respect of shares as to which the option is exercised after the Committee's certification of attainment of the related performance goals and its determination under any previously reserved authority to reduce the amounts payable.

    The amounts that will be paid under the Employee Stock Option Plan as dividend equivalents are not now determinable. However, for options granted thus far in 1995, the Compensation Committee has provided a maximum dividend equivalent opportunity equal to the full amount of dividends that would have been paid on the related stock options had the shares subject to the option been outstanding from the date the option was granted until the date it is exercised.

                            ------------------------

    The Board of Directors and its Compensation Committee believe that approval of these performance goals is in the best interests of Pacific Enterprises and its shareholders. Accordingly, they recommend a vote for approval.

                SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS

    The accompanying proxy or voting instruction is solicited on behalf of the Board of Directors of Pacific Enterprises. All shares represented by each properly executed proxy or voting instruction received in time for the Annual Meeting will be voted in accordance with the instructions specified thereon. If no instructions are specified, it will be voted, as to the shares for which it is authorized to be voted, in accordance with the recommendations of the Board of Directors.

    A shareholder giving a proxy may revoke it at any time before it is voted by delivering to Pacific Enterprises a written notice of revocation, presenting to the Annual Meeting a valid proxy bearing a later date, or attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

    Employee  benefit  plans of  Pacific Enterprises  and its  subsidiaries held
12,365,684 shares of Pacific Enterprises Common Stock at March 21, 1995, representing 14.4% of the outstanding voting shares. Participants in these plans may direct the voting of shares allocated to their individual employee accounts by providing timely voting instructions to the plan trustees. Instructions must be received by the trustees, and may be revoked or changed only by new instructions received by the trustees, at least two days before the Annual Meeting.

    Of the shares held by employee benefit plans 9,945,155 shares, representing 11.6% of the outstanding voting shares, are held by the Retirement Savings Plans of Pacific Enterprises and its subsidiaries. Substantially all of these shares have been allocated to individual employee accounts. To the extent consistent with its fiduciary duties, Bankers Trust Company of California, N.A., as trustee for the plans will vote unallocated shares and allocated shares for which voting instructions are not timely received in the same manner and proportion as allocated shares for which voting instructions are timely received.

    The remaining shares held by employee benefit plans (2,420,529 shares, representing 2.8% of the outstanding voting shares) are held by Pacific Enterprises' employee stock ownership plan. None of these shares has been allocated to individual employee accounts and will be voted by the plan trustee, U.S. Trust Company of California, in accordance with instructions to be received from Pacific Enterprises' Benefits Committee, all of the members of which are officers or other employees of Pacific Enterprises and Southern California Gas Company. The Benefits Committee has adopted a general guideline contemplating that these shares will be voted in the same manner and proportion as shares held in the Retirement Savings Plans are voted but meets shortly prior to each Annual Meeting to determine whether the specific issues to be voted upon are appropriate for the application of that guideline.

    The expenses of soliciting proxies and voting instructions will be paid by Pacific Enterprises and will include reimbursement of banks, brokerage firms, nominees, fiduciaries, and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telegraph or other means of communication by directors, officers and management employees of Pacific
Enterprises and its subsidiaries who will not be additionally compensated therefor. In addition, D. F. King & Co., Inc. has been retained by Pacific Enterprises to assist in the solicitation of proxies and will be paid a fee of $11,000 plus reimbursement of expenses for these services.

                              INDEPENDENT AUDITORS

    The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche LLP to serve as Pacific Enterprises' independent auditors for 1995. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

                                 ANNUAL REPORTS

    Pacific Enterprises' 1994 Annual Report to Shareholders was mailed to shareholders commencing March 9, 1995. Copies of Pacific Enterprises' Annual Report to the Securities and Exchange Commission on Form 10-K will be provided to shareholders, without charge, upon written request to the Secretary of Pacific Enterprises addressed to P.O. Box 60043, Los Angeles, California 90060-0043.

                              1996 ANNUAL MEETING

    Shareholders intending to bring any business before an Annual Meeting of Shareholders of Pacific Enterprises, including nominations of persons for election as directors, must give written notice to the Secretary of Pacific Enterprises of the business to be presented. The notice must be received at Pacific Enterprises' offices within the periods and must be accompanied by the information and documents specified in Pacific Enterprises' bylaws, a copy of which may be obtained by writing to the Secretary of Pacific Enterprises. The period for notice of business to be brought by shareholders before the 1995 Annual Meeting of Shareholders has expired.

    The 1996 Annual Meeting of Shareholders is expected to be held on May 2, 1996. The period for the receipt by Pacific Enterprises of notice of business to be brought by shareholders before the 1996 Annual Meeting will commence on January 5, 1996 and end on March 5, 1996.

    Proposals of shareholders that are intended to be included in Pacific Enterprises' proxy materials for the 1996 Annual Meeting of Shareholders under the Shareholder Proposal Rule of the Securities and Exchange Commission must be received by the Secretary of Pacific Enterprises on or before November 23, 1995.

                                 OTHER BUSINESS

    The Board of Directors does not know of any other business that may be presented for consideration at the Annual Meeting other than a shareholder proposal that has been omitted from this Proxy Statement in accordance with the rules of the Securities and Exchange Commission. If this shareholder proposal or any other business should properly come before the meeting, the shares represented by the proxies and voting instructions solicited hereby may be discretionarily voted on such business in accordance with the judgment of the proxy holders.

                                          By Order of the Board of Directors

                                          THOMAS. C. SANGER, Secretary

March 23, 1995

    IF YOU ARE PLANNING TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE BRING THE ADMISSION TICKET PRINTED ON THIS PAGE WITH YOU. IF YOU DO NOT HAVE AN ADMISSION TICKET, VERIFICATION OF SHARE OWNERSHIP WILL BE NECESSARY TO OBTAIN ADMISSION TO THE ANNUAL MEETING. SEE "NOTICE OF ANNUAL MEETING" FOR DETAILS.

                                     [LOGO]

                      1995 ANNUAL MEETING ADMISSION TICKET

  THE ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT 9:30 A.M. ON MAY 4, 1995,
     IN THE UNIVERSAL CITY HILTON & TOWERS, 555 UNIVERSAL TERRACE PARKWAY,
                           UNIVERSAL CITY, CALIFORNIA

                        ADMIT ONE SHAREHOLDER AND GUEST

(Doors open at 8:30 a.m. You may by-pass the registration area and present this ticket to the hosts at the inside doors.)
 NOTE: Cameras, tape recorders, etc., will not be allowed in the meeting room.

                                     [LOGO]

                            ANNUAL MEETING LOCATION

                                     [MAP]
                                     [LOGO]

                               ANNUAL MEETING OF
                                  SHAREHOLDERS

                             UNIVERSAL CITY HILTON
                                    & TOWERS
                         555 UNIVERSAL TERRACE PARKWAY
                           UNIVERSAL CITY, CALIFORNIA

                                  MAY 4, 1995

                               NOTICE OF MEETING
                                      AND
                                PROXY STATEMENT
                                                                       [LOGO]

                         [Pacific Enterprises Logo]


             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS            1995

RICHARD D. FARMAN, THOMAS C. SANGER and WILLIS B. WOOD, JR., or any of them, with full power of substitution, are authorized to vote the stock of the undersigned at the Annual Meeting of Shareholders of Pacific Enterprises to be held on Thursday, May 4, 1995, at 9:30 A.M. or at any adjournment.

     Nominees for election as directors: Hyla H. Bertea, Herbert L. Carter, Richard D. Farman, Wilford D. Godbold, Jr., Ignacio E. Lozano, Jr., Harold
     M. Messmer, Jr., Paul A. Miller, Richard J. Stegemeier, Diana L. Walker, Willis B. Wood, Jr.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.


      (Continued and to be dated and signed on the reverse side)

                                                                /X/ PLEASE MARK
                                                                    YOUR VOTES
                                                                    AS THIS
                                                                    SAMPLE

     ----------     ----------     ----------     ----------     ----------
     $4.36 Pfd.     $4.40 Pfd.     $4.50 Pfd.     $4.75 Pfd      $7.64 Pfd.

         PACIFIC ENTERPRISES' BOARD OF DIRECTORS RECOMMENDS A VOTE
                         FOR ALL OF THE FOLLOWING:

                  FOR   WITHHELD                         FOR  AGAINST  ABSTAIN
1. Election of    / /     / /      2. Approval of        / /     / /     / /
   Directors                          Dividend
                                      Equivalent
                                      Performance Goals
                                                         FOR  AGAINST  ABSTAIN
For, except vote withheld          3. Approval of        / /     / /     / /
from the following nominee(s):        Executive
                                      Incentive Plan
______________________________        Performance Goals


                                      Mark here if you desire confidential / / voting in accordance with the policy described in the accompanying proxy statement.

                                      Mark here if you expect to attend    / /
                                      the Annual Meeting in person.

                                Date:____________________________________,1995

                                     _________________________________________

                                     _________________________________________

                                     Please sign exactly as name appears hereon.

                         [Pacific Enterprises Logo]


             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS            1995

RICHARD D. FARMAN, THOMAS C. SANGER and WILLIS B. WOOD, JR., or any of them, with full power of substitution, are authorized to vote the stock of the undersigned at the Annual Meeting of Shareholders of Pacific Enterprises to be held on Thursday, May 4, 1995, at 9:30 A.M. or at any adjournment.

     Nominees for election as directors: Hyla H. Bertea, Herbert L. Carter, Richard D. Farman, Wilford D. Godbold, Jr., Ignacio E. Lozano, Jr., Harold
     M. Messmer, Jr., Paul A. Miller, Richard J. Stegemeier, Diana L. Walker, Willis B. Wood, Jr.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.


      (Continued and to be dated and signed on the reverse side)

                                                                /X/ PLEASE MARK
                                                                    YOUR VOTES
                                                                    AS THIS
                                                                    SAMPLE

         PACIFIC ENTERPRISES' BOARD OF DIRECTORS RECOMMENDS A VOTE
                         FOR ALL OF THE FOLLOWING:

                  FOR   WITHHELD                         FOR  AGAINST  ABSTAIN
1. Election of    / /     / /      2. Approval of        / /     / /     / /
   Directors                          Dividend
                                      Equivalent
                                      Performance Goals
                                                         FOR  AGAINST  ABSTAIN
For, except vote withheld          3. Approval of        / /     / /     / /
from the following nominee(s):        Executive
                                      Incentive Plan
______________________________        Performance Goals


                                      Mark here if you desire confidential / / voting in accordance with the policy described in the accompanying proxy statement.

                                      Mark here if you expect to attend    / /
                                      the Annual Meeting in person.

                                Date:____________________________________,1995

                                     _________________________________________

                                     _________________________________________

                                     Please sign exactly as name appears hereon.

                       CONFIDENTIAL VOTING INSTRUCTIONS

     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PACIFIC ENTERPRISES

   Bankers Trust Company of California, N.A., Trustee for the Retirement Savings Plans of Pacific Enterprises and its subsidiaries, is authorized and instructed to vote or appoint a proxy or proxies to vote all shares of stock of Pacific Enterprises credited to my account in such Plans at the Annual Meeting of Shareholders of Pacific Enterprises to be held on Thursday, May 4, 1995, at 9:30 A.M. or at any adjournment.

   Nominees for election as directors: Hyla H. Bertea, Herbert L. Carter, Richard D. Farman, Wilford D. Godbold, Jr., Ignacio E. Lozano, Jr., Harold M. Messmer, Jr., Paul A. Miller, Richard J. Stegemeier, Diana L. Walker, Willis B. Wood, Jr.

   The Retirement Savings Plans of Pacific Enterprises and its subsidiaries make provisions for you to give confidential instructions as to how you wish shares held by you in the Plans to be voted at the Annual Meeting of Shareholders of Pacific Enterprises. To the extent consistent with its fiduciary duties, the Trustee will vote shares held in the Plans for which instructions are not timely received and shares not allocated to individual accounts in the same manner and ratio as shares for which voting instructions are timely received from participants in the Plans. Revocation or change of vote can be made only by new instructions received at least two days before the meeting.

   THIS INSTRUCTION WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

                         (Continued and to be dated and signed on reverse side)

                                                              /X/ Please mark
                                                                  your votes as
                                                                  this sample

THE PACIFIC ENTERPRISES BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE
FOLLOWING:

                 FOR   WITHHELD                           FOR  AGAINST ABSTAIN
1. Election of   / /     / /     2. Approval of           / /    / /     / /
   Directors.                       Dividend Equivalent
                                    Performance Goals
                                                          FOR  AGAINST ABSTAIN
For, except vote withheld        3. Approval of Executive / /    / /     / /
from the following nominee(s):      Incentive Plan
                                    Performance Goals
_______________________________

                                    Voting instructions must be received by
                                    trustee, and may be revoked or changed
                                    only by new instructions received by the trustees, at least two days before the annual meeting.


                                    SHARES



                               Date:___________________________________, 1995

                                    _________________________________________

                                    _________________________________________
                                    Please sign exactly as name appears hereon.